FOR IMMEDIATE RELEASE
August 10, 2009

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
DECLARES A SECOND QUARTER DIVIDEND OF 5.60%

New York, New York – The Federal Home Loan Bank of New York (“FHLBNY”) announced that, earlier today, August 10, 2009, its Board of Directors approved a dividend rate for the second quarter of 2009 of 5.60% (annualized).  The FHLBNY’s dividend rate for the first quarter of 2009 was 5.60%. The dollar amount of the second quarter dividend will be approximately $76 million. The cash dividend will be distributed to member financial institutions on August 11, 2009. The FHLBNY believes this dividend will be particularly appreciated by its FDIC-insured members who are experiencing an increase in their FDIC insurance assessment.

The dividend reflects the FHLBNY’s low-risk profile and conservative investment strategy.  The payout represents approximately 41% of GAAP net income for the quarter. The remaining 59% of net income will be put in the FHLBNY’s retained earnings to help further ensure that its members’ capital investment is protected.  The FHLBNY has seen increased earnings volatility across the economy in the past six months, and believes that adding to its retained earnings to build a cushion to absorb future earnings swings and stabilize future dividends is the prudent response to such volatility.  After the dividend payment, unrestricted retained earnings as of June 30, 2009, will be approximately $524 million.

The FHLBNY plans to continue to build retained earnings at a calibrated pace to help ensure future regulatory compliance and provide additional protection for the capital investment of its stockholders.  The FHLBNY will continue to work to keep its member lenders’ investment in the cooperative safe as it promotes an even stronger Home Loan Bank/community bank lending network.

About the Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, $130 billion, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The Federal Home Loan Bank of New York serves more than 300 community lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Home Loan Bank is to advance housing opportunity and local community development by maximizing the capacity of community-based member-lenders to serve their markets.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.